Exhibit 99.1

Solectron in Compliance With Debt Covenants

- Company obtains amendments to covenant definitions effective May 30 -

For Immediate Release: July 14, 2003

MILPITAS, Calif. — Solectron Corporation (NYSE: SLR), a leading provider of electronics manufacturing and supply-chain services, said it has obtained amendments to the definitions of minimum tangible net worth covenants of the company’s undrawn, $450 million credit facilities. As a result, the company remains in compliance with all of its debt covenants.

The amendments were obtained July 9 and are effective retroactively to May 30, 2003.

In its June 19 earnings release, Solectron said it was seeking the amendments as a result of non-cash charges recorded in the company’s fiscal third quarter, which ended in May.

Information about the amendments was contained in Solectron’s Form 10-Q report filed Friday with the Securities and Exchange Commission.

About Solectron
 Solectron (www.solectron.com) provides a full range of global manufacturing and supply-chain management services to the world’s premier high-tech electronics companies. Solectron’s offerings include new-product design and introduction services, materials management, high-tech product manufacturing, and product warranty and end-of-life support. The company is based in Milpitas, Calif., and had sales of $12.3 billion in fiscal 2002.

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Analyst Contacts:
Perry Hayes, Solectron Corporation, (408) 956-7543 (U.S.), perryhayes@ca.slr.com
Tonya Chin, Solectron Corporation, (408) 956-6537 (U.S.), tonyachin@ca.slr.com

Media Contact:
Kevin Whalen, Solectron Corporation, (408) 956-6854 (U.S.), kevinwhalen@ca.slr.com